Exhibit 99.1

FIBROGEN REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Company Announces Positive Topline Results from Phase 2 Study in IPF

Conference Call and Webcast to be Held Today at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time

SAN FRANCISCO, August 7, 2017 -- FibroGen, Inc. (NASDAQ: FGEN), a science-based biopharmaceutical company, today reported financial results for the second quarter of 2017 and announced positive topline results of the company’s Phase 2 randomized, double-blind, placebo-controlled study and two combination sub-studies of pamrevlumab in idiopathic pulmonary fibrosis (IPF). Pamrevlumab is a proprietary anti-connective tissue growth factor (CTGF) antibody being evaluated in fibrotic disease and cancer.

“We are very encouraged by the topline IPF Phase 2 clinical study results that we announced today, in which pamrevlumab-treated patients had a significantly lower rate of decline in lung function, as compared to the placebo-treated patients. In addition, pamrevlumab continued to be well tolerated as a monotherapy in this IPF study, and was well tolerated in combination with pirfenidone and nintedanib,” said Thomas B. Neff, FibroGen’s Chief Executive Officer. “We believe that the promising outcomes of these studies enable us to advance pamrevlumab into Phase 3 clinical development.”

Recent Developments and Highlights

Pamrevlumab for Idiopathic Pulmonary Fibrosis (IPF)

•	Reported positive topline Phase 2 clinical results from a double-blind, placebo-controlled study, and two double-blind, active-controlled combination sub-studies

Pamrevlumab for Pancreatic Cancer

•	Orphan Drug Designation status was granted by the U.S. Food and Drug Administration (FDA)
•	Phase 2 clinical results are expected year-end 2017/first quarter 2018

Roxadustat for Anemia in Chronic Kidney Disease (CKD)

•	On track to submit the new drug application (NDA) to the FDA in 2018
•

The independent data safety monitoring board, which reviews the U.S. and European Phase 3 programs quarterly, recommended in August 2017 that all trials continue without modification to current protocols

U.S. Roxadustat for Anemia in Myelodysplastic Syndromes (MDS)

•	Phase 3 clinical trial is anticipated to start in the third quarter of 2017

China Roxadustat for Anemia in CKD

•	On track to submit the NDA for anemia associated with CKD in dialysis-dependent and non-dialysis patients to the China Food and Drug Administration in the third quarter of 2017

China Roxadustat for Anemia in MDS

•	Phase 2/3 clinical study is on schedule to initiate in the fourth quarter of 2017

Corporate and Financial Highlights

•	Net loss per basic and diluted share for the quarter ended June 30, 2017 was $0.48, as compared to a net income per diluted share of $0.35 a year ago
•	At June 30, 2017, FibroGen had $414.7 million of cash, restricted time deposits, cash equivalents, investments, and receivables
•	Closed an equity financing in April 2017 that generated $115.1 million in net proceeds

Conference Call Details

FibroGen will host a conference call and webcast today, August 7, 2017, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to discuss financial results and the topline results of the company’s randomized, double-blind, placebo-controlled Phase 2 clinical study of pamrevlumab in IPF. A live audio webcast of the call may be accessed in the investor section of the company’s website, www.fibrogen.com. To participate in the conference call by telephone, please dial 1 (888) 771-4371 (U.S. and Canada) or 1 (847) 585-4405 (international), reference the FibroGen Second Quarter 2017 conference call, and use the confirmation number 45181364#. A replay of the webcast will be available shortly after the call for a period of two weeks. To access the replay, please dial (888) 843-7419 (domestic) or (630) 652-3042 (international), and use the confirmation number 45181364#.

About Pamrevlumab

Pamrevlumab (formerly FG-3019) is a proprietary therapeutic antibody developed by FibroGen to inhibit the activity of connective tissue growth factor (CTGF), a common factor in chronic fibrotic and proliferative disorders characterized by persistent and excessive scarring that can lead to organ dysfunction and failure. FibroGen is currently conducting clinical studies of pamrevlumab in idiopathic pulmonary fibrosis (IPF), pancreatic cancer, and Duchenne muscular dystrophy (DMD). In desmoplastic or fibrotic cancers, such as pancreatic cancer, CTGF promotes abnormal proliferation of stromal cells and tumor cells. For information about pamrevlumab studies currently recruiting patients, please visit www.clinicaltrials.gov.

About Roxadustat

Roxadustat (formerly FG-4592) is a first-in-class, orally administered small molecule currently in global Phase 3 clinical development as a therapy for anemia associated with chronic kidney disease (CKD). Roxadustat is a hypoxia-inducible factor prolyl hydroxylase inhibitor (HIF-PHI) that promotes erythropoiesis through increasing endogenous erythropoietin, improving iron regulation, and reducing hepcidin. Administration of roxadustat has been shown to induce coordinated erythropoiesis – increasing red blood cell count while maintaining plasma erythropoietin levels within or near normal physiologic range in multiple subpopulations of CKD patients – including in the presence of inflammation and without a need for supplemental intravenous iron.

Roxadustat is currently advancing through Phase 3 clinical trials worldwide, supported by extensive Phase 2 clinical data demonstrating correction and maintenance of hemoglobin levels in multiple subpopulations of CKD anemia patients. To date, roxadustat has been evaluated in Phase 1 and Phase 2 studies involving more than 1,400 subjects. Globally, a total of 15 studies are currently underway involving a total of more than 11,000 patients. Of these, 15 are Phase 3 pivotal studies comprising 10,400 patients, and are currently being conducted to support independent regulatory approvals of roxadustat in both non-dialysis and dialysis CKD patients in the U.S., Europe, Japan, and China. Later this year, roxadustat will also enter a Phase 3 clinical trial in the U.S., and a Phase 2/3 trial in China, for the treatment of anemia in myelodysplastic syndromes (MDS). For information about roxadustat studies currently recruiting patients, please visit www.clinicaltrials.gov.

About FibroGen, Inc.

FibroGen, Inc., headquartered in San Francisco, CA with subsidiary offices in Beijing and Shanghai, PRC, is a leading science-based biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in fibrosis and hypoxia-inducible factor (HIF) biology and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product candidate, is an oral small molecule inhibitor of HIF prolyl hydroxylase activity in Phase 3 clinical development for the treatment of anemia in chronic kidney disease (CKD) and is entering Phase 3 development for anemia in lower risk myelodysplastic syndromes (MDS). Pamrevlumab, a fully-human monoclonal antibody that inhibits the activity of connective tissue growth factor (CTGF), is in Phase 2 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), pancreatic cancer, and Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the Company's product candidate pamrevlumab, the potential safety and efficacy profile of our product candidates, and our clinical plans. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various no programs, including the enrollment and results from ongoing and potential future clinical trials for pamrevlumab, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

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Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$290,277	$173,782
Short-term investments	69,121	79,397
Accounts receivable	8,933	10,448
Prepaid expenses and other current assets	3,013	2,889
Total current assets	371,344	266,516

Restricted time deposits	6,217	6,217
Long-term investments	39,204	71,010
Property and equipment, net	122,591	123,657
Other assets	3,282	2,152
Total assets	$542,638	$469,552

Liabilities, stockholders' equity and non-controlling interests
Current liabilities:
Accounts payable	$3,261	$6,223
Accrued liabilities	48,534	50,914
Deferred revenue	7,979	7,988
Total current liabilities	59,774	65,125

Long-term portion of lease financing obligations	97,451	97,352
Product development obligations	16,284	14,854
Deferred rent	3,936	4,212
Deferred revenue, net of current	109,579	106,709
Other long-term liabilities	6,245	6,191
Total liabilities	293,269	294,443

Total stockholders’ equity	230,098	155,838
Non-controlling interests	19,271	19,271
Total equity	249,369	175,109
Total liabilities, stockholders' equity and non-controlling interests	$542,638	$469,552

(1)	The condensed consolidated balance sheet amounts at December 31, 2016 are derived from audited financial statements.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
Revenue:
License and milestone revenue	$21,352	$73,197	$40,933	$92,935
Collaboration services and other revenue	7,645	16,083	14,955	24,628
Total revenue	28,997	89,280	55,888	117,563
Operating expenses:
Research and development	46,981	52,392	93,713	96,041
General and administrative	13,425	10,376	24,955	21,794
Total operating expenses	60,406	62,768	118,668	117,835
Income (loss) from operations	(31,409)	26,512	(62,780)	(272)
Interest and other, net:
Interest expense	(2,757)	(2,438)	(5,132)	(5,215)
Interest income and other, net	1,031	129	1,677	1,545
Total interest and other, net	(1,726)	(2,309)	(3,455)	(3,670)
Income (loss) before income taxes	(33,135)	24,203	(66,235)	(3,942)
Provision for (benefit from) income taxes	48	(113)	109	(418)
Net income (loss)	$(33,183)	$24,316	$(66,344)	$(3,524)

Net income (loss) per share
Basic	$(0.48)	$0.39	$(0.99)	$(0.06)
Diluted	$(0.48)	$0.35	$(0.99)	$(0.06)

Weighted average number of common shares used to calculate net income (loss) per share:
Basic	69,638	62,582	66,853	62,383
Diluted	69,638	69,022	66,853	62,383

Contact

FibroGen, Inc.

Karen L. Bergman

Vice President, Investor Relations and Corporate Communications

1.415.978.1433

kbergman@fibrogen.com